Exhibit 10.1

CANOO.COM – 15520 TX 114 SUITE 2C JUSTIN, TX 76247

July 22, 2021

Josette Sheeran

Via Email

Re:Offer of Employment

Dear Josette:

Canoo Technologies Inc. (f.k.a. Canoo Inc.) (the “Company” or “Canoo”) is pleased to extend this offer of employment to you (“you”) for the full-time position of President, on the terms and conditions set forth in this letter. Canoo strives to hire only the best and the brightest talent in the industry and we are excited to have you join our team of executives.

The President position is a Section 16 Officer position for the Company, and you will report to Tony Aquila, Chairman and CEO.  Your annual salary will be $490,000 per year, less payroll deductions and withholdings, paid on the Company’s normal semi-monthly payroll schedule.  You shall continue to be a member of Canoo’s Board of Directors but not receive any additional board compensation.

Upon acceptance of the position, you agree to provide a list of all boards on which you currently participate and understand that any future board appointments must be approved by the Chairman and CEO.

Upon successfully achieving the performance goals outlined by the Chairman and CEO and remaining an employee in good standing through any applicable milestone dates, you will be eligible to receive an annual variable bonus award of up to 100% of your annual salary plus you will be eligible for up to a 2x multiplier as assessed by the CEO in consultation with the Board’s Compensation Committee.

RELOCATION BENEFITS: To assist you with your transition to Texas, Canoo will cover 100% of your moving expenses and provide you with Relocation Allowance of up to $150,000  to cover your temporary housing and living expenses for up to six (6) months with an ability to extend with written permission of the CEO should unforeseen circumstances such as Covid 19 delays arise. The Company expects that you will relocate to the Dallas/Fort Worth area or other location set by the CEO and Board within the next six (6) months.  In the event you leave the Company within 12 months of your move date, you will be responsible for reimbursing the Company for the moving expenses and Relocation Allowance paid to you or on your behalf within 30 days of your separation.

Contingent upon and following the effective approval of the Board of Directors (the “Board”) of the Company’s public parent company, Canoo Inc, (“PubCo”), you shall be granted a long term incentive award under the then-effective PubCo Equity Incentive Plan, consisting of restricted stock units (the “RSUs”), with a value of $5,000,000 with a 2x multiplier for your initial onboarding grant for a total of $10,000,000 based on the PubCo trading prices as of the date of the grant.  The equity grant shall reflect the Company’s standard terms and conditions for grants of restricted stock units as approved by the Board and shall be subject to all Company policies, including the Company Ethics and Insider Trading Policies.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by Canoo, subject to plan terms and applicable Canoo policies. A full description of these plans and benefits is available upon request. All full-time employees are eligible to take flexible paid time off subject to the terms of Canoo’s Flexible Paid Time Off Policy. The Company may change compensation and benefits from time to time at its sole discretion.  You will also be eligible to participate in any additional executive benefits afforded to Section 16 officers of the company.

In the event that your employment is terminated without cause by the company, you will be eligible for twelve (12) months’ severance, continued healthcare benefits and continued vesting in any RSUs through the severance period.  Upon hire, you will receive an Executive Agreement that will discuss, among other things, the RSU accelerate vesting upon a change of control event.

As a Company employee, you will be expected to abide by all Company rules and policies.  As a condition of employment, you will be asked to sign and comply with the Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among the other obligations set forth therein.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

While we look forward to a productive and mutually beneficial work relationship, you should be advised that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship.  This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an officer of the Company.

This letter, together with the Company’s policies and procedures, your Employee Confidential Information and Inventions Assignment Agreement and your Employment Arbitration Agreement, form the complete and exclusive statement of your employment terms and conditions with the Company, and supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms and conditions, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.  If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as reasonably possible under applicable law.

We look forward to you accepting the offer under the terms and conditions described above and ask that you please sign and date this letter and return it to me at your earliest convenience.   We can discuss a mutually agreed upon start date, but Canoo would like you to start no later than August 1, 2021.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Tony Aquila
Tony Aquila Chairman and CEO

Understood and Accepted:
/s/ Josette Sheeran	July 22, 2021
Josette Sheeran	Date